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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Mobility Electronics, Inc.:

We consent to the use of our report dated March 3, 2000, except for the first, fourth and fifth paragraphs of Note 20, which are as of March 6, 2000, March 13, 2000 and March 10, 2000, respectively, on the consolidated financial statements of Mobility Electronics, Inc. and subsidiaries as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, included herein and to the reference to our firm under the headings, "Selected Consolidated Financial Data" and "Experts" in the prospectus.


                                                            /s/ KPMG LLP

Phoenix, Arizona
January 26, 2001